Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

November 28, 2016

Vantiv, Inc.

8500 Governor’s Hill Drive
Symmes Township, Ohio 45249

Ladies and Gentlemen:

We have acted as counsel to Vantiv, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by Fifth Third Bank (the “Selling Stockholder”) of an aggregate of 4,801,432 shares of Class A common stock, par value $0.00001 per share of the Company (the “Shares”). The Shares are to be sold by the Selling Stockholder pursuant to the underwriting agreement, dated as of November 21, 2016 (the “Underwriting Agreement”), among the Company, the Selling Stockholder and the Underwriter named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-211645) (the “Registration Statement”); (iv) the prospectus, dated May 26, 2016; (v) the preliminary prospectus supplement, dated November 21, 2016; (vi) the prospectus supplement, dated November 21, 2016; (vii) the form of Class A Common Stock Certificate of the Company; (viii) the Recapitalization Agreement, dated March 21, 2012, among the Company, Vantiv Holding, LLC and the other parties thereto; (ix) the Exchange Agreement, dated March 21, 2012, among the Company, Vantiv Holding, LLC and the other parties thereto; (x) the Exchange Notice, dated November 21, 2016, from Fifth Third Bank requesting that the Company exchange Class C Units held by Fifth Third Bank pursuant to the terms of the Exchange Agreement; (xi) the Warrant, issued by Holding to the Selling Stockholder on June 30, 2009 (as updated for the Warrant Cancellation Agreement, dated as of December 2, 2015, between the Company and the Selling Stockholder); (xii) the Net Exercise Notice, dated as of November 21, 2016, delivered by the Selling Stockholder to Holding; and (xiv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be issued upon the exchange in accordance with the Exchange Agreement when so issued and sold as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP